DATE:    October 12, 2004
TO:      John Pierce, Minnetronix
FROM:    Mike Grossman, ProUroCare Medical Inc.
SUBJECT: Payoff of payables

We have agreed to the following features of a plan to repay Minnetronix payables currently carried on ProUroCare's books:

      o Two-Thirds of accrued interest on the payables will be paid in stock of ProUroCare Medical at $2.00 per share conversion. This represents $88,882 exchanged for 44,441 shares. The common stock will be registered under the current SB-2 filing and is expected to be effective in November. At such time, the shares will have no restrictions and will be freely tradeable. The balance of interest to be paid in cash upfront is $44,441.

      o 25% of outstanding principal shall be paid in cash upfront. This amount is $80,538.

      o The remaining principal balance of $241,613 shall be paid in monthly installments on a 6% note over 12 months ($20,794.77/month) or within 30 days of closing on a minimum of $2million round of financing, whichever is earlier. (SEE ATTACHED NOTE)

      o A cash deposit of $200,000 shall be made to Minnetronix which shall be held in reserve and applied to new development expenses incurred from time to time forward. New project expenses incurred shall be billed to ProUroCare Inc. and paid monthly with the deposit to be applied only if a payment is missed. The balance of the deposit shall be applied to the last mutually agreed upon expenses of the project.

            If you are in agreement with the terms, please sign and fax back to me.

         /s/ Johnathan D. Pierce
         -----------------------------------------------------------------------
         Jonathan D. Pierce
         COO/CFO


         /s/Michael P. Grossman
         -----------------------------------------------------------------------
         Michael P. Grossman
         President/CEO

                           Promissory Installment Note

RECITATIONS:

         Date:                               October 1, 2004

         Borrower:                           ProUroCare, Inc.

         Borrower's Address:                 One Carlson Parkway, Suite 124
                                             Plymouth, MN  55447

                                             Minnetronix, Inc.
         Payee:
                                             1635 Energy Park Drive
         Place for Payment:                  St. Paul, MN  55108

                                             $241,613.00
         Principal Amount:
                                             Twelve (12) months
         Term:

         Monthly Payments:                   $20,794.77

         Interest Rate:                      6.0% per annum

INTEREST RATE. Interest shall accrue on the unpaid principal based on 30-day months and a 360 day year.

PAYMENT TERMS. This Note is due and payable in twelve (12) equal monthly payments of principal and interest of $20,794.77. The first such payment due and payable on the 1st day of November, 2004, and a like installment shall be due and payable on the same day of each succeeding month thereafter until October 1, 2005 (the "Final Scheduled Payment Date").

ACCELERATION OF REPAYMENT. If Borrower closes on a round of financing with gross proceeds greater than or equal to $2,000,000, the remaining principal balance and accrued interest thereon shall become due and payable within 30 days of such closing.

BORROWER'S PRE-PAYMENT RIGHT. Borrower reserves the right to prepay this Note in whole or in part, prior to maturity, without penalty.

PLACE FOR PAYMENT. Borrower promises to pay to the order of Payee at the place for payment and according to the terms for payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the Final Scheduled Payment Date.

DEFAULT AND ACCELERATION CLAUSE. If Borrower defaults in the payment of this Note or in the performance of any obligation, and the default continues after Payee gives Borrower notice of the default and the time within which it must be cured, as may be required by law or written agreement, then Payee may declare the unpaid principal balance and earned interest on this Note immediately due. Borrower and each surety, endorser, and guarantor waive all demands for payment, presentation for payment, notices of intentions to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest, to the extent permitted by law. Failure by Borrower to remit any payment by the 15th day following the date that such payment is due entitles the Payee hereof to declare the entire principal and accrued interest immediately due and payable. Payee's forbearance in enforcing a right or remedy as set forth herein shall not be deemed a waiver of said right or remedy for a subsequent cause, breach or default of the Borrower's obligations herein.

FORM OF PAYMENT. Any check, draft, Money Order, or other instrument given in payment of all or any portion hereof may be accepted by the holder and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the holder hereof except to the extent that actual cash proceeds of such instruments are unconditionally received by the payee and applied to this indebtedness in the manner elsewhere herein provided.

SEVERABILITY. If any provision of this Note or the application thereof shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Note nor the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

BINDING EFFECT. The covenants, obligations and conditions herein contained shall be binding on and inure to the benefit of the heirs, legal representatives, and assigns of the parties hereto.

DESCRIPTIVE HEADINGS. The descriptive headings used herein are for convenience of reference only and they are not intended to have any effect whatsoever in determining the rights or obligations under this Note.

CONSTRUCTION. The pronouns used herein shall include, where appropriate, either gender or both, singular and plural.

GOVERNING LAW. This Note shall be governed, construed and interpreted by, through and under the Laws of the State of Minnesota.

Borrower is responsible for all obligations represented by this Note.

Both parties hereby agree to the terms of this agreement as stated above.


EXECUTED this 14th day of October, 2004.

ProUroCare, Inc.                                     Minnetronix, Inc.


/s/ Michael P. Grossman                              /s/ Jonathan D. Pierce
-----------------------                             -----------------------
Michael P. Grossman                                 Jonathan D. Pierce
President & CEO                                     CFO/COO